The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated September 19, 2022

Filed under 424(b)(3), Registration Statement No. 333-265556-01

Pricing Supplement No. 8 - Dated Monday, September 19, 2022 (To: Prospectus Dated June 13, 2022, and Prospectus Supplement Dated July 22, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054MAN1		100%	1.250%		4.900%	Semi-Annual	09/15/2027	03/15/2023	$22.59	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC        Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 03/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MAP6	100%	1.800%	5.200%	Semi-Annual	09/15/2032	03/15/2023	$23.98	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC         Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 03/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MAQ4	100%	3.150%	5.700%	Semi-Annual	09/15/2052	03/15/2023	$26.28	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 3/15/2023 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC        Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 03/15/2023 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, September 26, 2022 @ 12:00 PM ET

Settle Date: Thursday, September 29, 2022

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical The Dow Chemical InterNotes

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.